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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 27, 2003 (except for the matters discussed in Note 16, as to which the date is March 10, 2003 and except for the changes related to the restatement of 2002 loss per share discussed in Note 3, as to which the date is September 29, 2003) relating to the consolidated financial statements of Quanta Services, Inc. and its subsidiaries for the year ended December 31, 2002, which appears in Quanta Services, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the references to us under the heading "Experts" in such Amendment No. 1 to Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Houston, Texas
February 5, 2004